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                                                                    EXHIBIT 12.1

                CONSORCIO ECUATORIANO DE TELECOMUNICACIONES S.A.
                                    CONECEL
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                  YEAR ENDED DECEMBER
                                                              ---------------------------
                                                               1995      1996      1997
                                                              -------   -------   -------
Net loss, deficiency of earnings to fixed charges...........  $(4,105)  $(1,532)  $(9,714)
Fixed charges -- interest expense (B).......................    5,016     3,034    20,985
                                                              -------   -------   -------
(Loss) earnings for computation purposes (A)................  $   911   $ 1,502   $11,271
                                                              =======   =======   =======
Ratio of earnings to fixed charges (A) / (B)................    .18:1     .50:1     .54:1
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